Exhibit 10.3

TRI-PARTY AGREEMENT

This TRI-PARTY AGREEMENT (this “Agreement”) is made as of the 22nd day of August, 2006, by and among the City of Owatonna, Minnesota (the “City”), a municipal corporation and political subdivision organized and existing under the constitution and laws of the State of Minnesota, First Industrial Development Services, Inc., a Delaware corporation (the “Developer”), and Cybex International, Inc., a New York corporation (the “Company”).

WHEREAS, pursuant to Minnesota Statutes, sections 469.124 through 469.134, the City has approved Owatonna Development District No. 3 Modification on July 5, 2006 (the “Development District”) and has adopted a development program therefor (the “Development Program”); and

WHEREAS, pursuant to the provisions of Minnesota Statutes, sections 469.174 through 469.1799, as amended, (the “Tax Increment Act”), the City has created Tax Increment Financing District No. 3-2 (the “Tax Increment District”), and has adopted a tax increment financing plan therefor (the “Tax Increment Financing Plan”) which provides for the use of tax increment financing in connection with development within the Development District; and

WHEREAS, the Developer and the City have entered into a Development Agreement dated as of August 22, 2006, (the “Development Agreement”) pursuant to which the Developer has agreed to construct an approximately 340,000 square foot production, warehouse facility (the “Project”) on Lot 1, Block 1, And Outlot A, Ebeling Farm Addition, Owatonna Industrial Park (the “Development Property”) for occupancy by the Company;

WHEREAS, pursuant to Minnesota Statutes, sections 116J.993 through 116J.994 (the “Business Subsidy Law”) and, in accordance with the Business Subsidy Law, the City has entered into a Business Subsidy Agreement (the “Business Subsidy Agreement”) with the Company in connection with the Project and the subsidy provided in the Development Agreement;

WHEREAS, as the purchase consideration for the Developer’s acquisition of the Development Property from the City pursuant to that certain Agreement of Purchase and Sale, dated as of August 22, 2006 (the “City-Developer Purchase Agreement”), the Developer is making a Promissory Note (the “Purchase Price Note”) in the amount of $769,527 in favor of the City;

WHEREAS, the Developer and the Company have entered into that certain Industrial Building Lease (the “Lease”) dated as of August 22, 2006 relating to the lease of, and a purchase option for, the Development Property, as provided in the Lease;

WHEREAS, the City, the Developer and the Company desire to provide that the Company has a direct obligation to the City to perform and satisfy certain of the obligations provided for in the Development Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree as follows:

1. For the period from the “Commencement Date” (as defined in the Lease) until the expiration of the “Term” (as defined in the Lease) the Company shall pay all ad valorem property taxes with respect to the Development Property prior to such property taxes becoming delinquent. Notwithstanding the foregoing, in the event that the Lease is terminated due to any default by the Company, the Company’s obligation to pay for such ad valorum property taxes shall survive until the Termination Date (as defined in the Development Agreement). In the event that the Developer has required the Company to reimburse Developer for any property taxes instead of directly paying such taxes to the taxing authority, then to the extent that the Company shall have paid such amounts to Developer, then the Company’s obligations pursuant to this Section 1 shall be deemed satisfied.

2. For the period from the Commencement Date until the expiration of the Term, in the event the Developer is required to pay any Tax Increment shortfall (pursuant to Section 5.2 of the Development Agreement), then the Company shall, within five (5) days of Developer’s demand, pay to the City or reimburse Developer for, as the case may be, such Tax Increment shortfall amounts. Notwithstanding the foregoing, in the event that the Lease is terminated due to any default by the Company, the Company’s obligation to pay for such Tax Increment shortfall amounts shall survive until the Termination Date.

3. In the event that any Tax Increment will be insufficient to make any payment pursuant to the Purchase Price Note when and as such amounts are due, the Company shall, within five (5) days of Developer’s demand for such amount, pay such amount to Developer, and Developer shall apply such amount to the payment of amounts then due under the Purchase Price Note.

4. To the extent that the obligations of the Company under this Agreement are deemed to be a guaranty or a surety obligation:

a.	Such obligations are a guaranty of payment and performance and not of collection. The Company hereby expressly waives, any right, whether existing under at law or in equity, to require any party hereto to take prior recourse or proceedings against any person, entity or collateral. No party hereto shall be required first to institute suit or pursue or exhaust any rights or remedies against Developer or any other person or entity liable on the obligations described in this Agreement, or to join the Developer or any other party in order to enforce the obligations of the Company hereunder.

b.	The Company hereby waives any claim or defense that its obligations under this Agreement were made without consideration or are not supported by adequate consideration or that the obligations of Company hereunder exceed or are more burdensome than those of the Developer under the Development Agreement.

c.	The Company hereby waives (i) whether express or by operation of law, any complete or partial release of the liability of Developer hereunder; (ii) the insolvency, bankruptcy, disability, dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all assets, or lack of corporate, partnership or other power of Developer; (iii) either with or without notice to or consent of the Company, any renewal, extension, modification, supplement, subordination or rearrangement of the terms of any or all of the obligations under the Development Agreement; (iv) notice of any and all defaults by

Developer under the Development Agreement, (v) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the obligations, omission of or delay in which, might constitute grounds for relieving the Company of its obligations hereunder; and (vi) any requirement that any party hereto protect, secure, perfect, insure or proceed against any security interest or lien, or any property subject thereto, or exhaust any right or take any action against any collateral.

5. Except in the event of, and to the extent of, Developer’s gross negligence or willful misconduct, the Company hereby indemnifies, defends, and holds the Developer Developer’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Developer Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any of the following: (a) any breach by the Company of any or all of its warranties, representations and covenants under this Agreement, and (b) any Event of Default, pursuant to and as defined in the Development Agreement, by the Developer, which Event of Default is caused by any default of the Company under any agreement by and between the Company and the Developer (the “Company Indemnified Matters”). In case any action or proceeding is brought against any or all of Developer and the Developer Indemnified Parties by reason of any of Company Indemnified Matters, Company, upon notice from Developer, shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Developer. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.

6. All amounts payable hereunder that are not paid when and as due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, NA, or its successor, from the due date thereof until paid.

7. The City represents and warrants that:

a.	The City is a municipal corporation and political subdivision organized and existing under the Constitution and laws of the State of Minnesota;

b.	The City has complied with all provisions of the laws of the State of Minnesota and has full power and authority to create the Project the Development Program, the District and the Plan;

c.	The City is duly authorized to carry out and consummate all transactions contemplated under this Agreement and any and all other agreements relating hereto;

d.	This Agreement and the Development Agreement constitutes, or upon execution will constitute, a legal, valid and binding agreement of the City enforceable against the City in accordance with their terms; and

e.	There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board, governmental agency or body pending against the City, and the City has no knowledge of any such action, suit, proceeding, or investigation, at law or in equity before or by any court, public board, governmental agency or body in the State, and, to the knowledge of the City, no such action is threatened against the City, in any way contesting or questioning the due organization and lawful existence of the City or the title of any of the officers or members of the City to their offices, or in any way contesting or affecting the validity of the Project, the Development Program, the District or the Plan, or contesting the powers of the City or its authority with respect to the Project, the Development Program, the District, the Plan or this Agreement.

f.	To the best of the City’s knowledge, there are no pending or threatened judicial, municipal or administrative proceedings affecting the Development Property or in which the City is or will be a party by reason of the City’s ownership or operation of the Development Property or any portion thereof. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or to the best of the City’s knowledge, threatened, against the City, nor are any of such proceedings contemplated by the City.

g.	Except for the Farm Lease, the Sublease and the City-Developer Conveyance Documents (as such terms are defined below), the City is not a party to any outstanding leases, licenses or other use or occupancy agreements affecting the Development Property. Except for the Farm Lease, the Sublease, the City-Developer Conveyance Documents, the Business Subsidy Agreement, the Development Agreement and this agreement, the City is not a party to any agreement relating to the operation or maintenance of the Development Property that would survive the closing pursuant to the City-Developer Conveyance Documents or which is not cancelable upon thirty (30) days’ notice, without penalty. Further, the City is not subject to any commitment, obligation or agreement, including but not limited to any right of first refusal, redevelopment right or option to purchase in favor of a third party which would prevent the from selling the Development Property to Purchaser or which would bind Purchaser following the closing under the City-Developer Conveyance Documents, except for the Farm Lease and Sublease. The City has, to the best of its knowledge and after due inquiry, provided the Company and the Developer with a true and correct copy of the Farm Lease and Sublease with all amendments, modifications and supplements thereto. The term “Farm Lease” shall mean that certain Farm Lease, by and between the City and Mr. Dale Hartle, dated as of June 15, 2005 , and all amendments and modifications thereto. The term “Sublease” shall mean the sublease of certain portions of the Farm Lease pursuant to that certain letter agreement (as amended, the “Sublease”) dated March 31, 2006 between Monsanto Company and Mr. Dale Hartle, and all amendments and modifications thereto. The term “City-Developer Conveyance Documents” shall mean the purchase and sale agreement and the transactions related thereto pursuant to which the City is conveying the Development Property to the Developer, and all amendments and modifications thereto.

h.	To the best of the City’s knowledge, there is no condition existing with respect to the maintenance, operation, use, or occupancy of the Development Property which violates any statute, ordinance, law, or code, nor has the City received any notice, written or otherwise, from any governmental agency alleging violations of any law, statute, ordinance, or regulation relating to the Development Property.

i.	The City does not have knowledge of any “wells” on the Development Property, within the meaning of Minn. Stat. §103I.005.

j.	For purposes of satisfying the requirements of Minn. Stat. §115.55, the City represents that there is no “individual sewer treatment system” (within the meaning of that statute) on or serving the Development Property.

k.	To the City’s knowledge, methamphetamine production has not occurred on the Development Property.

8. The Company shall perform its obligations pursuant to this Agreement without any right of contribution, counterclaim or subrogation from, to or as relates to the Developer or the Developer’s obligations under the Development Agreement. All obligations of the Company pursuant to this Agreement shall be a primary obligation of direct payment and not an obligation solely of collection from the Company. The Developer shall have the right to specifically enforce the obligations of the Company under this Agreement. The obligations of the Company hereunder shall survive any termination of the Lease.

9. The City hereby grants the Company a right of first refusal to purchase the Development Property from the City in the event of a Reconveyance, as defined in and pursuant to Paragraph 21.7 of the City-Developer Purchase Agreement. Such right shall commence upon the date notice is delivered by the City to the Developer, pursuant to Paragraph 21.7 of the City-Developer Purchase Agreement and shall terminate thirty (30) days after a Reconveyance of the Development Property occurs, during which time if the Company determined that it desires to purchase the Development Property it shall provide the City with written notice of its intent (an “Exercise Notice”), and shall have ninety (90) days (the “Closing Period”) from the later of the date notice is provided by the Company to the City or the date of the Reconveyance to close. In order for an Exercise Notice to be effective, the Company shall have delivered prior to the expiration of the Closing Period evidence reasonably satisfactory to the City that the Company has engaged or will engage a contractor who will have reasonably sufficient capacity to complete the contemplated improvements on the Development Property and has provided for a reasonable financing arrangement in relation to the Development Property and the contemplated improvements on it. Any conveyance pursuant to this Section of the Development Property to the Company shall be on terms substantially in conformity with the provisions of the City-Developer Purchase Agreement (other than the required times for performance thereunder, which shall, mutatis mutandis, be extended accordingly), including, but not limited to that any conveyance of the Development Property to the Company shall be subject to a right to a Reconveyance.

10. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the City has caused this Agreement to be duly executed in its name and on its behalf and its seal to be hereunto duly affixed, and each of the Developer and the Company has caused this Agreement to be duly executed in its respective name and on its respective behalf, on or as of the date first above written.

CITY OF OWATONNA

By:	/s/ Thomas A. Kuntz
Thomas A. Kuntz
Its Mayor

By:	/s/ Greg L. Sparks
Greg L. Sparks
Its City Administrator

Signature Page for

Tri-Party Agreement

IN WITNESS WHEREOF, the City has caused this Agreement to be duly executed in its name and on its behalf and its seal to be hereunto duly affixed, and each of the Developer and the Company has caused this Agreement to be duly executed in its respective name and on its respective behalf, on or as of the date first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Executive Vice President

FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC.

By:	/s/ Bernard Bak
Name:	Bernard Bak
Title:	VP Due Diligence and Investments

Signature Page for

Tri-Party Agreement